EXHIBIT 4.2

FORM OF SUBORDINATED 5 YEAR NOTE

OF CS FINANCING CORPORATION

5 Year Note – Series A

, 2005

Minneapolis, Minnesota

Subject to the restrictions in Section 4 below, five (5) years from the date hereof, for value received, CS Financing Corporation (the “Company”) promises to pay                                                                                                                at the home office of the Company, 45 San Clemente Drive, Suite B210, Corte Madera, California 94925 , the principal amount of this 5 Year Note (“5 Year Note”), as represented from time to time on the books and records of the Company, and to pay interest thereon at the rate of ten percent (10%) per annum. The interest rate payable on this 5 Year Note is a fixed rate. Interest on this 5 Year Note will be paid monthly commencing on the date of the month following the date of this 5 Year Note.

This 5 Year Note is one of a duly authorized issue of 5 Year Notes of the Company issued under and subject in all respects to the terms of an Indenture dated as of             , 2005 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). Reference is hereby made to the Indenture and all supplemental indentures for a statement of the respective rights of the Company, the Trustee, the agents of the Company and the Trustee. All capitalized terms used, but not defined, in this 5 Year Note have the meanings assigned to them in the Indenture. No reference herein to the Indenture and no provision of this 5 Year Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this 5 Year Note in the manner herein prescribed.

1.                                       Interest Rate. The holder will receive interest at the rate of ten percent (10%) per annum.

2.                                       Redemption. The Company can call this 5 Year Note for redemption at any time without penalty subject to the subordination provisions contained in Section 4 below and pursuant to procedures set forth in Article 3 of the Indenture, for a redemption price equal to the principal amount plus any unpaid interest thereon to the date of redemption. Notice of redemption shall be given by mail to the holder of this 5 Year Note at his last address as it appears on the records of the Company not less than 30 nor more than 60 days prior to the date fixed for redemption. Once notice of redemption is mailed, 5 Year Notes called for redemption become due and payable on the date of redemption set forth in the notice of redemption at the redemption price. On or before the redemption date, the Company shall set aside money sufficient to pay the redemption price of all 5 Year Notes to be redeemed on that date. If the Company has mailed a notice of redemption to the registered holder and this 5 Year Note is not presented for redemption within 60 days of the redemption date or such longer period set forth in the notice of redemption, then the Company may transfer the money distributable upon redemption to a separate bank account, for the benefit of the registered holders whose 5 Year Notes are redeemed, and thereupon this 5 Year Note shall be deemed as of the date of redemption to have been redeemed and no longer outstanding.

3.                                       Redemption if Balance Falls Below $25,000 The Company may, in its sole discretion, redeem any 5 Year Note in full if the principal balance of such 5 Year Note falls below $25,000 at any time. The redemption price shall be equal to 100% of the principal amount of the 5 Year Note plus accrued interest on a daily basis to the redemption date. This redemption right of the Company is automatic and no advance notice is required.

4.                                       Subordination. This 5 Year Note is subordinated, in all rights to payment and in all other respects, to Senior Debt, which means all Debt (present or future) created, incurred, assumed or guaranteed by the Company (and all renewals, extensions or refundings thereof), except such Debt that by its terms expressly provides that such Debt is not senior or superior in right of payment to the 5 Year Notes. Senior Debt shall include without limitation (i) the guarantee by the Company of any Debt of any other person (including, without limitation, subordinated Debt of another person), unless such Debt is expressly subordinated to any other Debt of the Company, and (ii) all Debt of the Company currently maintained with banks and finance companies and any line of credit to be obtained by the Company in the future. Notwithstanding anything herein to the contrary, Senior Debt shall not include debt of the Company to any of its subsidiaries or affiliates or under the 5 Year Notes.  Debt means any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid on the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, and shall include any guarantee of any indebtedness described above. The Company agrees, and the 5 Year Noteholder by accepting this 5 Year Note agrees, to the subordination provisions set forth in Article 10 of the Indenture.

5.                                       Amendments and Waivers As permitted in the Indenture, the Indenture, other than subordination provisions, may be amended and the rights and obligations of the Company and the rights of the holders of the 5 Year Notes under the Indenture modified at any time by the Company with the consent of the Trustee and holders of a majority in principal amount of the then outstanding 5 Year Notes. The Company and the Trustee may not modify the Indenture without the consent of each holder affected if the modification (i) affects the terms of payment of, the principal of, or any interest on, any 5 Year Note; (ii) changes the percentage of 5 Year Note holders who consent to a waiver or modification as required; (iii) affects the subordination provisions of the Indenture in a manner that adversely affects the right of any holder; or (iv) waives any Event of Default in the payment of principal of, and interest on, any 5 Year Note. As permitted by the Indenture, the Trustee and holders of a majority in principal amount of the then outstanding 5 Year Notes, on behalf of the holders of all 5 Year Notes, may waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences, except an Event of Default in the payment of principal or of interest on the 5 Year Notes.

6.                                       Defaults and Remedies. If an Event of Default, as defined in the Indenture, occurs and is continuing, the principal of and accrued interest on all 5 Year Notes may be declared due and payable in the manner and with the effect provided in the Indenture. The Indenture generally provides that an Event of Default occurs if: (i) the Company fails to pay the principal of any 5 Year Note when the same is presented for payment, upon redemption or otherwise, and the failure to pay continues for a period of thirty (30) days after receipt of written notice from the holder of the 5 Year Note or the Trustee; (iii) the Company becomes subject to certain events of bankruptcy or insolvency; or (iv) the Company fails to comply with any of its other agreements in, or the provisions of, the 5 Year Note or the Indenture and such failure is not cured or waived within sixty (60) days after receipt by the Company of a specific written notice from the Trustee or the holders of at least a majority in principal amount of the then outstanding 5 Year Notes.

7.                                       Transfer. As provided in the Indenture, this 5 Year Note is transferable only on the 5 Year Note register maintained by the Registrar, upon surrender of this 5 Year Note for transfer at the office of the Registrar, duly endorsed by, or accompanied by a written instrument of transfer in a form satisfactory to the Company and the Registrar duly executed by, the registered holder hereof or his attorney duly authorized in writing, a copy of which authorization must be delivered with any such instrument of transfer, and thereupon one or more new 5 Year Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. A service fee may be charged to replace a lost or stolen 5 Year Note, to transfer this 5 Year Note or to issue a replacement payment check. The Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this 5 Year Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary. The Company currently serves as the Registrar and Paying Agent for the 5 Year Notes.

8.                                       Owners. The registered 5 Year Noteholder shall be treated as the owner of the 5 Year Note for all purposes.

9.                                       No Recourse A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under this 5 Year Note or for any claim based on, or in respect of such obligations or their creation. The 5 Year Noteholder by accepting this 5 Year Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of this 5 Year Note.

THIS 5 YEAR NOTE IS NOT A BANK DEPOSIT NOR A BANK OBLIGATION AND IS NOT INSURED BY THE FDIC.

IN WITNESS WHEREOF, the Company has caused this 5 Year Note to be signed in its corporate name by its President or Vice President and by its Treasurer or Secretary, at                           ,                            , on the date first written above.

CS FINANCING CORPORATION

By:
	President	Vice President

	Treasurer	Secretary

For Payment or Redemption

The within 5 Year Note is hereby presented to the Company by the undersigned for payment this                     , 20    .

Signed
by

For Transfer

For value received, the undersigned 5 Year Noteholder hereby sells, assigns and transfers the within 5 Year Note to                                                                                            whose address is                                                                                                                                             and does hereby authorize and appoint                                                                                          his attorney to make the necessary transfer on the books of the Company, with full powers of substitution in the premises.

Under my hand and seal this                     , 20    .

Signature of 5 Year Noteholder

Executed in the presence of:

(NOTARY SEAL)